                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 Current Report


                  Filed pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported)  April 9, 1997



                   SYSTEMS & COMPUTER TECHNOLOGY CORPORATION
                   -----------------------------------------
                 (Exact name of issuer as specified in charter)



     DELAWARE                        0-11521                     23-1701520
(State or Other Jurisdiction        Commission                (I.R.S. Employer
   of Incorporation or              file number                Identification
    Organization)                                                  Number)


                4 COUNTY VIEW ROAD, MALVERN, PENNSYLVANIA 19355
                    (Address of principal executive offices)


                                 (610) 647-5930
              (Registrant's telephone number, including area code)

Item 5.   Other Events

     Debenture Redemption Call

          On April 9, 1997, Systems & Computer Technology Corporation (the "Company") gave notice that it has elected to redeem and will redeem on May 9, 1997 (the "Redemption Date") all of its outstanding, authenticated and registered 6 1/4 % Convertible Subordinated Debentures Due 2003 (the "Debentures") issued pursuant to that certain Indenture dated as of September 1, 1993, by and between the Company and First Fidelity Bank, N.A, Pennsylvania (now First Union National Bank), as Trustee. Debentures surrendered for redemption will be redeemed at a premium of 104.164% of the principal amount, plus accrued and unpaid interest from March 1, 1997 to the redemption date, resulting in a total redemption price of $1,053.62 for each $1,000 principal amount of Debentures. As of April 8, 1997, the principal amount of Debentures outstanding was $27,295,000.

          At the option of the holders, the Debentures are convertible into the Company's Common Stock at a conversion price of $15.00 per share of Common Stock, or approximately 66.7 shares of Common Stock for each $1,000 principal amount of Debentures. The Debentures may be surrendered for conversion before 5:00 p.m. Eastern Daylight-Savings Time on May 8, 1997.

          So long as the market price of the Common Stock is greater than $15.80 per share at the time of conversion, a holder who converts his or her Debentures will receive Common Stock (and cash in lieu of any fractional shares) with a market value greater than the amount of the cash receivable upon redemption of the Debentures. If all Debentures currently outstanding are converted, approximately 1.8 million shares of the Company's Common Stock would be issuable.

          A copy of the Notice of Redemption delivered to the holders of Debentures is attached as an exhibit to this report.


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

ITEM 7.   Financial Statements, Pro Forma Financial Information and Exhibits

     (c)  Exhibits

          99    Notice of Redemption



                                   SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               SYSTEMS &  COMPUTER TECHNOLOGY
                               CORPORATION


Date:  April 9, 1997                By:   /s/ Eric Haskell
                                    -------------------------------
                                    Eric Haskell
                                    Senior Vice President, Finance
                                    and Administration; Treasurer;
                                    and Chief Financial Officer



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